Exhibit 99.1

Monster, Inc. and Subsidiaries and
Monster, LLC and Subsidiaries
Pro-Forma Balance Sheet

	Monster	Atlantic Acquisition		Pro-Forma
	Consolidated	Inc	Adjustments	Consolidated

Assets
Current assets:
Cash and cash equivalents	$7,796,202	$20,000		$7,816,202
Restricted cash	501,225			501,225
Accounts receivable, net	34,327,644			34,327,644
Accounts receivables, assigned	2,798,826			2,798,826
Inventories, net	10,627,883			10,627,883
Prepaid expenses & deposits	12,662,136			12,662,136
Total current assets	68,713,916	20,000		68,733,916

Property and equipment, net	1,769,970			1,769,970
Trademarks, net	4,401,950			4,401,950
Related party receivables	1,943,594			1,943,594
Total assets	$76,829,430	$20,000		$76,849,430

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	7,308,756	2,000		7,310,756
Accrued liabilities	70,377,587			70,377,587
Factoring Payable	1,960,540			1,960,540
Note payables to shareholders	64,964,680	52,332		65,017,012
Total current liabilities	144,611,563	54,332		144,665,895

Notes payable to shareholders, non-current	35,557,742			35,557,742
Other liabilities	1,869,591			1,869,591
Total liabilities	182,038,896	54,332		182,093,228

Shareholders' equity:
Common stock; no par value	30,470	2,100		32,570
Additional paid in capital	73,610,704	19,900		73,630,604
Members equity	4,121,374			4,121,374
Accumulated other comprehensive loss	(9,284,376)			(9,284,376)
Retained earnings at end	(173,687,638)	(56,332)		(173,743,970)
Total shareholders' equity	(105,209,466)	(34,332)		(105,243,798)

Total Liabilities and Shareholders' Equity	$76,829,430	$20,000		$76,849,430

Exhibit 99.1 -- Page 1

Monster, Inc. and Subsidiaries and
Monster, LLC and Subsidiaries
Pro-Forma Income Statement

	Monster	Atlantic Acquisition		Pro-Forma
	Consolidated	Inc	Adjustments	Consolidated

Net Sales	57,486,610	-	-	57,486,610
Costs of Sales	35,761,909	-	-	35,761,909
Gross Profit	21,724,701	-	-	21,724,701

Selling, general and administration expenses	44,197,523	9,750	-	44,207,273
Loss from operations	(22,472,822)	(9,750)	-	(22,482,572)

Other income (expenses)
Interest expense	(4,208,652)	-	-	(4,208,652)
Gain (loss) from foreign currency transactions	1,053,481	-	-	1,053,481
Other, net	(1,022,569)	-	-	(1,022,569)

Loss before income taxes	(26,650,562)	(9,750)	-	(26,660,312)
Provision for income taxes	92,582	-	-	92,582

Net loss	(26,743,144)	(9,750)	-	(26,752,894)
Other comprehensive loss, net of tax
Foreign currency translation adjustments	(306,730)	-	-	(306,730)
Comprehensive loss	(27,049,874)	(9,750)	-	(27,059,624)

Exhibit 99.1 -- Page 2